Exhibit 99.1

NEWS RELEASE

	Contacts:	Alan Krenek, Chief Financial Officer Basic Energy Services, Inc. 432-620-5510

FOR IMMEDIATE RELEASE

Jack Lascar/Sheila Stuewe DRG&E / 713-529-6600
BASIC ENERGY SERVICES ANNOUNCES
THIRD QUARTER 2008 PRELIMINARY RESULTS
MIDLAND, Texas, October 20, 2008— Basic Energy Services, Inc. (NYSE: BAS) (“Basic”) announced today third quarter 2008 preliminary results. Basic expects third quarter earnings to range between $0.60 and $0.63 per diluted share, on revenues of approximately $278 million. Preliminary earnings per diluted share for the third quarter of 2008 include an $800,000 after-tax charge, or $0.02 per diluted share, related to additional merger costs of the terminated Grey Wolf, Inc. merger.
As previously announced, Basic anticipates releasing third quarter 2008 results on Monday, November 3, 2008, after the close of market.
Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating area. Basic employs approximately 5,200 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico, Arkansas, Kansas and the Rocky Mountain states.
Additional information on Basic Energy Services is available on the Company’s website at http://basicenergyservices.com.
Safe Harbor Statement
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) Basic’s ability to successfully execute, manage and integrate acquisitions, (ii) changes in demand for services and any related material impact on our pricing and utilizations rates and (iii) changes in our expenses, including labor or fuel costs. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that the transactions will be consummated or that anticipated future results will be achieved. Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.
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